Exhibit 10.3

EXECUTION VERSION

MASTER PARTICIPATION AND ASSIGNMENT AGREEMENT

Master Participation and Assignment Agreement (this “Agreement”) dated as of March 29, 2017 between 15TH STREET LOAN FUNDING LLC, a Delaware limited liability company (the “Transferor”), and Flatiron Funding II, LLC, a Delaware limited liability company (the “Transferee”).

RECITALS

The Transferor owns certain investments described on Annex A hereto (the “Collateral Loans”). The Transferor desires to sell each Collateral Loan (or, to the extent such sale is not able to be effected as an assignment on the Settlement Date (as defined below), to grant an undivided 100% participation interest therein) to the Transferee, and the Transferee desires to purchase each Collateral Loan (or, to the extent such sale is not able to be effected as an assignment on the Settlement Date, to acquire an undivided 100% participation interest therein) from the Transferor. Such sale and purchase (or grant and acquisition) of each Collateral Loan is referred to herein as the “Transfer” of such Collateral Loan. The purchase price with respect to the Transfer of each Collateral Loan is referred to herein as the “Purchase Price” with respect to such Collateral Loan and is the U.S. dollar amount equivalent to the price expressed as a percentage of par set forth in the column “Price” on Annex A hereto. Each such Purchase Price is equal to the “bid” price provided on or about March 29, 2017 by Markit Loans, Inc. or another qualified independent loan pricing service.

Settlement of the Transfer of each Collateral Loan (the “Settlement”), including payment of the related Purchase Price, shall occur only upon the closing date of the Financing Transaction (as defined below) on the date hereof (the “Settlement Date”). If the Financing Transaction does not close, no Settlement shall occur and no Purchase Price shall be payable. To the extent that the Transferor is able, using commercially reasonable efforts, to satisfy on or prior to the Settlement Date all conditions specified in the related credit agreement, loan agreement or similar governing document to the transfer of record ownership of a Collateral Loan to the Transferee, the related Transfer will take the form of a sale by assignment of such Collateral Loan on the Settlement Date from the Transferor to the Transferee (each such Collateral Loan, a “Sold Collateral Loan”). To the extent that the Transferor is not able, using commercially reasonable efforts, to satisfy on or prior to the Settlement Date all conditions specified in the related credit agreement, loan agreement or similar governing document to the transfer of record ownership of a Collateral Loan to the Transferee, the related Transfer will take the form of the grant of an undivided 100% participation interest in such Collateral Loan on the Settlement Date (each such Collateral Loan, a “Participated Collateral Loan”). With respect to any Participated Collateral Loan, the Transferor and the Transferee will cause the relevant participation to be elevated to an assignment as soon as practicable, pursuant to the provisions of Section 3.01, after the Settlement Date. Such elevation is referred to herein as the “Elevation” with respect to any Participated Collateral Loan, and the date of any Elevation of such Participated Collateral Loan is referred to herein as the related “Elevation Date”.

The Transferee expects to obtain revolving financing on the Settlement Date pursuant to that certain Credit and Security Agreement, dated as of the Settlement Date (the “Credit Agreement” and, together with the transactions contemplated thereunder and entered into in connection therewith, the “Financing Transaction”), by and among the Transferee, as borrower, the lenders from time to time party thereto, Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), U.S. Bank National Association, as collateral agent (in such capacity, the “Collateral Agent”), as collateral administrator and as custodian, CION Investment Corporation, as equityholder, and CION Investment Management, LLC, as collateral manager (the “Collateral Manager”).

The parties hereto wish to provide for various matters in connection with the foregoing.

AGREEMENT

Accordingly, in consideration of the mutual agreements set forth herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
Transfer

SECTION 1.01           Transfer. Upon the terms and subject to the conditions hereof:

(a)          On the Settlement Date, the Transferor and the Transferee hereby agree to effect each Transfer, and accordingly:

(i)          with respect to each Sold Collateral Loan, the Transferor hereby sells, transfers, assigns and conveys to the Transferee, and the Transferee hereby purchases from the Transferor, all of the Transferor’s right, title, benefit and interest in and to such Collateral Loan, including any rights to any payment or other periodic distributions accruing from and including the Settlement Date) as provided in Section 1.02 (“Income Collections”); and

(ii)         with respect to each Participated Collateral Loan, the Transferor irrevocably grants to the Transferee, and the Transferee acquires from the Transferor, a 100% undivided participation interest in such Collateral Loan, which interest shall be understood to include all Income Collections and, to the extent permitted to be transferred under applicable law, all claims, causes of action and any other right of the Transferor (in its capacity as a lender under any credit documentation executed and delivered in connection with a Collateral Loan), whether known or unknown, against any obligor or any of its affiliates, agents, representatives, contractors, advisors or other Person arising under or in connection with such documentation or that is in any way based on or related to any of the foregoing or the loan transactions governed thereby, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and purchased pursuant to this Agreement (each, a “Participation Interest” and collectively, the “Participation Interests”), in each case upon the terms and subject to the conditions set forth in this Agreement, and with effect on and after the Settlement Date the Transferee agrees to reimburse the Transferor for all amounts paid by the Transferor in respect of each Participated Collateral Loan in accordance with the applicable Underlying Instruments (or, in the case of Section 2.04, perform its funding obligations thereunder with respect to each Participated Collateral Loan).

(b)          The Transferee agrees that on the Settlement Date, the Transferee shall pay to the Transferor the Purchase Price for each such Sold Collateral Loan or Participated Collateral Loan in the lawful currency of the United States by wire transfer in immediately available funds to an account previously specified for such purpose by the Transferor.

(c)          The agreed Purchase Price of each Collateral Loan is set forth on Annex A hereto.

SECTION 1.02         Income Collections; Payments of Income Collections and Other Payments Received After the Settlement Date.

(a)          With respect to each Collateral Loan, the Transferee shall acquire all rights to payments thereon that accrue on and after the Settlement Date. The Transferee shall not acquire any rights to interest payments thereon that, as of the Settlement Date, are accrued but unpaid with respect to the period to but excluding the Settlement Date. There shall be no delayed compensation payable by either party in respect of any Collateral Loan.

(b)          If, at any time after the Settlement Date, the Transferor receives any payment (including principal) with respect to a Collateral Loan (whether a Sold Collateral Loan or a Participated Collateral Loan) other than interest payments thereon with respect to the period to but excluding the Settlement Date, the Transferor shall deliver such payment promptly to the Transferee (free of any withholding, setoff, recoupment, or deduction of any kind except as required by law or to the extent (if any) permitted pursuant to Section 2.04).

(c)          If the Transferee receives any payment with respect to a Collateral Loan the right to which accrued during the period to but excluding the Settlement Date, the Transferee shall deliver such payment promptly to the Transferor.

SECTION 1.03         Deliveries.

(a)          On the Settlement Date, the Transferor shall cause the Transferee or its designee to become the record owner of each Sold Collateral Loan, including by giving any required notice or obtaining any required consent. On the relevant Elevation Date with respect to any Participated Collateral Loan, the Transferor and the Transferee shall in accordance with Section 3.01(a) cause the Transferee or its designee to become the record owner of such Participated Collateral Loan.

(b)          Each party agrees to execute and deliver all such further documents as may be reasonably requested by the other party in order to effect each Transfer as contemplated hereby.

SECTION 1.04         Conditions. The obligations of the parties to effect each Transfer are subject to the condition that no injunction or order of any court or regulatory agency of competent jurisdiction prohibiting or restraining such Transfer shall be in effect.

SECTION 1.05         Treatment of Transfer; Backup Grant of Security Interest.

(a)          Each party hereto (i) agrees that each Transfer shall be a sale for all relevant purposes and (ii) intends, and has as its business objective, that each Transfer be an absolute transfer and not be a transfer as security for a loan. The relationship between the Transferor and the Transferee shall be that of seller and buyer. Neither is a trustee or agent for the other, nor does either have any fiduciary obligations to the other. This Agreement shall not be construed to create a partnership or joint venture between the parties hereto.

(b)          If, notwithstanding such intention, any Transfer is characterized by a court of competent jurisdiction as a transfer as security for a loan rather than a sale, or any Transfer shall for any reason be ineffective to transfer to the Transferee all of the Transferor’s right, title and interest in any Collateral Loan (including the Income Collections thereon), then the Transferor shall be deemed to have granted to the Transferee, and the Transferor hereby grants to the Transferee, a security interest in and lien on all of the Transferor’s right, title and interest in and to such Collateral Loan (including the Income Collections thereon), whether now existing or hereafter acquired, in order to secure such loan and all other obligations of the Transferor hereunder.

(c)          For so long as the Transferee owns any Collateral Loan, the Transferee shall record in the Transferee’s books and records the fact that the Transferee is the owner of such Collateral Loan. After the Settlement Date, the Transferor shall record in its books and records the fact that the Transferor is no longer the beneficial owner or, in the case of each Sold Collateral Loan, the record owner of such Collateral Loan and, after the relevant Elevation Date with respect to any Participated Collateral Loan, the Transferor shall record in its books and records the fact that the Transferor is no longer the record owner of such Participated Collateral Loan.

SECTION 1.06         Compliance with Law. So long as the Transferor exists and knows that the Transferee exists, the Transferor shall observe all applicable procedures required by the laws of the jurisdiction of its formation.

SECTION 1.07         Accounts, Payments, Communications. The Transferor agrees to (a) until the Elevation of each Participated Collateral Loan has been completed, maintain its existing custodial arrangements and bank accounts established to receive proceeds of such Participated Collateral Loan, (b) remit to Transferee, on the first Business Day that is a Monday, Wednesday or Friday occurring at least three Business Days (but not more than four Business Days) after receipt of such payment, each payment received in connection with each Sold Collateral Loan and each Participated Collateral Loan to which Transferee is entitled in accordance with Section 1.02 and (c) promptly forward to Transferee any notices, requests or other communications received in respect of a Participated Collateral Loan. The Transferor acknowledges that except to the extent (if any) permitted pursuant to Section 2.04, from and after the Settlement Date it shall have no equitable or beneficial interest in any payments received by it with respect to any Participated Collateral Loans to which Transferee is entitled in accordance with Section 1.02. If the Transferor modifies or amends the standing instructions delivered to the Transferor’s custodian on the date hereof in connection with Section 1.07(b), the Transferor shall notify the Administrative Agent, the Collateral Agent and the Collateral Manager of such modification or amendment.

Each bank account established to receive proceeds of a Participated Collateral Loan shall be established and maintained with a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation (each such institution, an “Eligible Institution”); provided that if any such institution is downgraded such that it no longer constitutes an Eligible Institution hereunder, the Transferor shall use commercially reasonable efforts to replace such institution with a replacement Eligible Institution within 30 calendar days of the ratings downgrade.

ARTICLE II
Representations and Warranties

SECTION 2.01         Representations and Warranties of Each Party. Each party (each, the “Representing Party”) represents and warrants to the other party as follows:

(a)          The Representing Party is duly organized and validly existing as an entity and is in good standing under the laws of its jurisdiction of organization.

(b)          The Representing Party has the requisite power and authority to enter into and perform this Agreement.

(c)          This Agreement has been duly authorized by all necessary action on the part of the Representing Party, has been duly executed by the Representing Party and is the valid and binding agreement of the Representing Party enforceable against such party in accordance with its terms.

(d)          The Representing Party is adequately capitalized in light of its contemplated business or activities.

(e)          No Transfer will be a transfer of property in connection with any pre- existing indebtedness owed by the Transferor to the Transferee.

(f)          There are no agreements or understandings between the Representing Parties (other than this Agreement) relating to or affecting the Collateral Loans and the proceeds thereof.

(g)          The Representing Party conducts its business or activities solely in its own name.

(h)          The Representing Party provides for the payment of its expenses and liabilities from its own funds.

(i)          The Representing Party has not guaranteed and is not otherwise contractually liable for the payment of any liability of the Transferee (with respect to the Transferor as Representing Party) or the Transferor (with respect to the Transferee as Representing Party). Neither the assets nor the creditworthiness of the Representing Party is generally held out as being available for the payment of any liability of the Transferee (with respect to the Transferor as Representing Party) or the Transferor (with respect to the Transferee as Representing Party). The Representing Party maintains an arm’s-length relationship with the Transferee (with respect to the Transferor as Representing Party) or the Transferor (with respect to the Transferee as Representing Party).

(j)          The Representing Party maintains (or in the case of the Transferee, will maintain from the Settlement Date) separate financial records that enable its assets to be readily ascertained as separate and apart from those of the other party.

(k)        The Representing Party’s funds are not commingled with those of the other party.

(l)          None of the execution, delivery and performance of this Agreement by the Representing Party will:

(i)          conflict with, result in any breach of or constitute a default (or an event which, with the giving of notice or passage of time, or both, would constitute a default) under, any term or provision of the organizational documents of the Representing Party or any indenture, agreement, order, decree or other instrument to which the Representing Party is a party or by which the Representing Party is bound, which conflict, breach or default would materially and adversely affect the Representing Party’s ability to perform its obligations hereunder; or

(ii)         violate any provision of any law, rule or regulation applicable to the Representing Party of any regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Representing Party or its properties.

SECTION 2.02         Representations and Warranties of the Transferor. The Transferor represents and warrants to the Transferee as follows:

(a)          On the Settlement Date with respect to each Collateral Loan, the Transferor will own such Collateral Loan, will have good and marketable title thereto, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, and upon the closing of each Transfer on the Settlement Date (or upon the Elevation on the relevant Elevation Date with respect to any Participated Collateral Loan), the Transferee will receive good and marketable title to such Collateral Loan (or, in the case of a Participated Collateral Loan, a valid beneficial interest in such Collateral Loan), free and clear of any pledge, lien, investment interest, charge, claim, equity or encumbrance of any kind created by the Transferor or any Person claiming through the Transferor (other than as may be created by this Agreement). The participation in each Participated Collateral Loan will be granted to the Transferee free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest (other than (x) the Transferor’s record ownership of the related Collateral Loan and (y) as may otherwise be created by this Agreement).

(b)          None of the execution, delivery and performance by the Transferor of this Agreement will adversely affect the nature of the title to any Collateral Loan received by the Transferee as provided in Section 2.02(a).

(c)          No consent, license, approval or authorization from, or registration or qualification with, any governmental body, agency or authority, nor any consent, approval, waiver or notification of any creditor or lessor is required in connection with the execution, delivery and performance by the Transferor of this Agreement, except such as have been obtained and are in full force and effect or will be obtained prior to the Settlement Date.

(d)          The Transferor has valid business reasons for transferring the Collateral Loans to the Transferee other than obtaining a secured loan with the Collateral Loans as collateral. The Transferor is not effecting any Transfer in contemplation of the Transferor’s insolvency or with any actual intent to hinder, delay or defraud any of its creditors.

(e)          All limited liability company actions of the Transferor, with respect to the transactions contemplated hereby, have been and will continue to be reflected in any minutes of the Transferor. This Agreement is and will continue to be an official record of the Transferor.

(f)          The Transferor has been solvent at all relevant times before each Transfer of a Collateral Loan and will not be rendered insolvent by any such Transfer. Before the date hereof, the Transferor did not engage in or have plans to engage in any business or transaction as a result of which the total assets remaining with the Transferor would constitute an unreasonably small amount of capital. The Transferor has not incurred, and does not intend to incur, debts that would be beyond its ability to pay as they mature.

SECTION 2.03         Representations and Warranties of the Transferee. The Transferee represents and warrants to the Transferor that the Transferee (i) has independently and without reliance upon the Transferor, and based on such information as the Transferee has deemed appropriate, made its own analysis and decision to enter into this Agreement and to acquire the Collateral Loans and (ii) will, independently and without reliance upon the Transferor or any other Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action with respect to the Collateral Loans.

SECTION 2.04         Funding Obligations.

(a)          Without limiting the generality of Section 1.01(a)(i), upon the receipt by the Transferor of a notice from an obligor or administrative agent (or comparable agent) with respect to a Participated Collateral Loan after the Settlement Date in connection with any Agent Expenses or a borrowing of funds under any Unfunded Commitments (a “Funding Notice”), the Transferor shall, upon receipt of a Funding Notice, notify the Transferee, by electronic transmission or telecopier, within one Business Day after receiving such Funding Notice, of (i) any funding to be made in respect of the portion of such Participated Collateral Loan consisting of Unfunded Commitments or in respect of Agent Expenses; (ii) the amount of such funding (the “Funding Advance”); and (iii) the date on which the funds are due (the “Funding Date”). The Transferee shall pay the Funding Advance to the Transferor in immediately available funds, without set-off, counterclaim or deduction of any kind not later than 12:00 (noon) (New York time) on the Funding Date, except in the case of Unfunded Commitments for which same day funding is required under the relevant credit documents or other Funding Advances of which the Transferor has failed to give the Transferee at least one Business Day’s notice, in which case, if the Transferor delivers the Funding Notice to the Transferee at or prior to 1:00 p.m. (New York time) on the Funding Date, the Transferee shall pay the Funding Advance to the Transferor not later than 5:00 p.m. (New York time) on the Funding Date and, if the Transferor delivers the Funding Notice to the Transferee after 1:00 p.m. (New York time) on the Funding Date, the Transferee shall pay the Funding Advance to such Transferee not later than 12:00 p.m. (noon) (New York time) on the next succeeding Business Day.

(b)          Upon the receipt of the Funding Advance from the Transferee, the Transferor shall fund the Funding Advance in full, in immediately available funds, without set- off, counterclaim or deduction of any kind in accordance with the terms of the relevant credit agreement. If after the Transferor receives a Funding Advance from the Transferee hereunder, the Transferor is no longer required under the relevant credit documents to pay any portion of such Funding Advance to the obligor or administrative agent (or comparable agent) with respect to a Participated Collateral Loan, then the Transferor shall promptly refund such portion of the Funding Advance to the Transferee.

(c)          If the Funding Advance is received by the Transferor at any time after 5:00 p.m. (New York time) on the Funding Date, such Funding Advance shall be deemed to have been received on the next succeeding Business Day. Without regard to (i) the date the Transferee receives the Funding Notice from the Transferor and (ii) the Transferee’s payment of the Funding Advance, any funding by the Transferor of the Unfunded Commitments (the “Funded Loan”) (together with any and all rights of the Transferor which arise in respect thereto (including without limitation rights to repayment and all rights in, to and under the relevant credit agreement)) shall be deemed to be part of the applicable Participated Collateral Loan from and after the time such Funded Loan is made by the Transferor; provided that unless the Transferee’s delay in paying the Funding Advance to the Transferor is the result of the Transferor’s failure promptly to notify the Transferee of the payment obligation in accordance with Section 2.04(a), the Transferor may, in its sole discretion, (x) set-off all or any portion of an unpaid Funding Advance (including an unpaid Funding Advance in respect of Agent Expenses) against the Transferee’s right to receive payments with respect to the applicable Participated Collateral Loan or (y) charge the Transferee interest on an unpaid Funding Advance (including an unpaid Funding Advance in respect of Agent Expenses) at a per annum rate equal to the Federal Funds Rate from and including the date on which the Transferee is required pursuant to Section 2.04(a) to pay the Funding Advance to the Transferor to but excluding the date the Transferee pays the Funding Advance to the Transferor.

ARTICLE III
Miscellaneous

SECTION 3.01         Elevation.

(a)          Subject to the terms and provisions of each Participated Collateral Loan, the Transferor and the Transferee shall use commercially reasonable efforts to cause the Transferor to effect an Elevation, as soon as reasonably practicable, with respect to each such Participated Collateral Loan and take such action (including the execution and delivery of an assignment agreement) as shall be mutually agreeable between the Transferor and the Transferee in connection therewith and in accordance with the terms and conditions of each Participated Collateral Loan and consistent with the terms of this Agreement; provided that, if any Funding Advance or other fees or amounts shall then be due and payable or any other obligations are due and owing to the Transferor by the Transferee in respect of any Participated Collateral Loan, Transferor shall not effect an elevation in respect of such Participated Collateral Loan until the Transferee has paid to the Transferor such Funding Advance or other fees, amounts or obligations. The Transferee shall pay all transfer fees and other expenses payable in connection with an Elevation and any expenses of administering each Participated Collateral Loan prior to its Elevation.

(b)          The Transferor shall (so far as the same is within its power and control) maintain its existence as a limited liability company formed under the laws of Delaware until an Elevation has been effected with respect to each Participated Collateral Loan. If the Transferor is dissolved notwithstanding the foregoing, the Transferor and the Transferee agree that the Participation Interests in each of the Participated Collateral Loans shall elevate automatically and immediately to an assignment and all of the Transferor’s rights, title, interests and ownership of such Participated Collateral Loans shall vest in Transferee. The Transferor shall be deemed to have consented and agreed to an Elevation for each of the Participated Collateral Loans upon the execution of this Agreement. The Transferor agrees that, following the Transferor’s dissolution, Transferee shall be permitted to take any and all action necessary to effectuate an Elevation and/or finalize an assignment of any of the Collateral Loans, and in furtherance of the foregoing, effective immediately upon a dissolution of the Transferor, the Transferor hereby makes, constitutes and appoints Transferee, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents that the Transferee reasonably deems appropriate or necessary in connection with any Elevation or finalization of an assignment of any of the Collateral Loans. The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the bankruptcy, insolvency or dissolution of the Transferor.

SECTION 3.02         Voting. On and after the Settlement Date, the Transferor (i) shall not take (or refrain from taking) any action with respect to the Participated Collateral Loans (an “Act”) other than in accordance with the prior instructions of the Transferee (or the Collateral Manager on its behalf) and (ii) shall take (or refrain from taking) any Act with respect thereto in accordance with the prior instructions of the Transferee (or the Collateral Manager on its behalf), in each case except (A) as restricted or prohibited under applicable law, rule, order or the relevant Underlying Instrument (and such restrictions or prohibitions are hereby incorporated by reference as if set forth herein), or (B) if following such instructions would (in the Transferor’s reasonable determination upon notice to the Transferee and the Administrative Agent) expose the Transferor to any obligation, liability or expense that in the Transferor’s reasonable judgment is material and for which the Transferee has not provided reasonably acceptable indemnification; provided that (x) if the Act involved is not divisible in respect of the Participated Collateral Loan but may be made only in respect of all loans and commitments held by the Transferor under the relevant Underlying Instrument, the Transferor shall take such Act, with prompt notice thereof to the Transferee, the Administrative Agent, the Collateral Agent and the Collateral Manager, in accordance with the direction (if timely given) of holders (including the Transferor, if applicable) owning or holding interests representing more than 50% of the total amount of all loans and commitments under the relevant Underlying Instrument (the “Majority Holders”); or (y) if the Act arises after the commencement of a bankruptcy, insolvency or a similar proceeding relating to the obligor in respect of a Collateral Loan, and is not divisible in respect of all loans and commitments that the Transferor may own from time to time under the relevant Underlying Instrument, but may be made only in respect of all claims of the same class that the Transferor may have against the relevant obligor, then the Transferor shall take such Act, with prompt notice thereof to the Transferee, the Administrative Agent, the Collateral Agent and the Collateral Manager, in accordance with the directions (if timely given) of the majority (including the Transferor, if applicable) of holders (the “Majority Claims Holders”) in respect of all such claims (measured by amount of claims). The Transferee acknowledges that it shall be bound by any decisions of the Majority Holders or the Majority Claims Holders, as the case may be, to take or not take an Act.

SECTION 3.03         Amendments. This Agreement may not be amended, altered, supplemented or otherwise modified, except by the execution and delivery of a written agreement by each of the parties hereto.

SECTION 3.04         Communications. Except as may be otherwise agreed between the parties, all communications hereunder shall be made in writing to the relevant party by personal delivery or by courier or first-class registered mail, or the closest local equivalent thereto, or by facsimile transmission confirmed by personal delivery or by courier or first-class registered mail as follows:

To the Transferor:	15th Street Loan Funding LLC c/o Citibank, N.A. 390 Greenwich Street, 4th Floor New York, New York 10013 Attention: Victoria Chant Tel: (212) 723-6078 Fax: (646) 291-5779

To the Transferee:

Flatiron Funding II, LLC

c/o CION Investment Corporation

100 Fifth Avenue, 4th Floor

3 Park Avenue, 36th Floor

New York, NY 10016

Attention: Keith Franz

Phone: (212) 418-4710

Fax: (212) 418-4738

Email: kfranz@cioninvestments.com

To the Administrative Agent:	Citibank, N.A. 390 Greenwich Street, 4th Floor New York, New York 10013 Attention: Victoria Chant Tel: (212) 723-6078 Fax: (646) 291-5779

To the Collateral Agent:

For all communications and for delivery of

Required Loan Documents (other than Certificated Securities):

U.S. Bank National Association

1719 Otis Way

Florence, South Carolina 29501

Attention: Steven Garret

Telephone: (843) 673-0162

Facsimile: (843) 676-8901

Email: steven.garrett@usbank.com

For all other notices and communications:

U.S. Bank National Association

One Federal Street, 3rd Floor, Boston

Massachusetts 02110

Attention: Global Corporate Trust—Flatiron Funding II, LLC

Telephone: (617) 603-6499

Facsimile: (866) 350-3047

Email: gayle.filomia@usbank.com

To the Collateral Manager:

CION Investment Management, LLC

100 Fifth Avenue, 4th Floor

3 Park Avenue, 36th Floor

New York, NY 10016

Attention: Keith Franz

Phone: (212) 418-4710

Fax: (212) 418-4738

Email: kfranz@cioninvestments.com

or to such other address, telephone number or facsimile number as any of the foregoing may notify to the parties in accordance with the terms hereof from time to time. Any communications hereunder shall be effective upon receipt.

SECTION 3.05         Certain Definitions; Interpretation.

(a)          As used herein:

“Agent Expenses” means any costs, liabilities, losses, claims, damages, and expenses incurred by, and any indemnification claims of, the administrative agent (or other comparable agent) with respect to a Participated Collateral Loan, for which such agent has recourse under the credit documents with respect to such Participated Collateral Loan and that are attributable or allocable to the rights that are subject to the Participation Interest with respect to such Participated Collateral Loan.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which commercial banks are authorized or required by applicable law, regulation or executive order to close in New York, New York.

“Federal Funds Rate” means, for any date, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates set by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day in The Wall Street Journal (Eastern Edition), or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Transferor from three federal funds brokers of recognized standing selected by the Transferor. For a day that is not a Business Day, the Federal Funds Rate shall be the rate applicable to federal funds transactions on the immediately preceding day for which such rate is reported.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors.

“Person” means an individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, statutory trust, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding thereof.

“S&P” means Standard & Poor’s Ratings Service, a Standard & Poor’s Financial Services LLC business.

“Underlying Instrument” means the credit agreement or other agreement pursuant to which a Collateral Loan has been issued or created and each other agreement that governs the terms of or secures the obligations represented by such Collateral Loan or of which the holders of such Collateral Loan are the beneficiaries.

“Unfunded Commitment” with respect to a Participated Collateral Loan means that part of the funding commitments in respect of such Participated Collateral Loan that has not been funded in the form of loans, advances, letter of credit disbursements or otherwise under the relevant credit agreement.

(b)          Except as otherwise specified herein or as the context may otherwise require:

(i)          capitalized terms used in this Agreement have the respective meanings assigned to them herein for all purposes of this Agreement;

(ii)         the definitions of terms herein are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms;

(iii)        terms (like “Voting”) that are related to terms that are defined herein (like “Vote”) shall have related meanings;

(iv)        the terms “payment” and “distribution” are synonymous;

(v)         the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole (including any attachments hereto) and not to any particular Article, Section or other subdivision;

(vi)        the word “including” and correlative words shall be deemed to be followed by the phrase “without limitation” unless actually followed by such phrase or a phrase of like import;

(vii)       the word “or” is always used inclusively herein (for example, the phrase “A or B” means “A or B or both”, not “either A or B but not both”) when not used in an “either/or” construction;

(viii)      references to a Person include references to such Person’s successors and assigns (but this clause (viii) shall not permit any assignment of any right hereunder or any delegation of any obligation hereunder that is prohibited or limited hereby);

(ix)         references to an agreement or other document are to it as amended, supplemented, restated and otherwise modified from time to time and to any successor document;

(x)          references to a statute, regulation or other government rule are to it as amended from time to time and, as applicable, are to corresponding provisions of successor governmental rules; and

(xi)         references to an “Article”, a “Section”, an “Exhibit” or a “Schedule” are to an article hereof, a section hereof, an exhibit hereto or a schedule hereto.

(c)          The titles of Articles and Sections hereof are for convenience only, and they neither form a part of this Agreement nor are to be used in the construction or interpretation hereof.

SECTION 3.06         Governing Law. This Agreement shall be construed in accordance with the law of the State of New York, and this Agreement, and all matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by such law.

SECTION 3.07         Non-Petition; Limited Recourse.

(a)          Notwithstanding any other provision of this Agreement, the Transferor hereby agrees not to institute against, or join, cooperate with or encourage any other Person in instituting against, the Transferee any bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws until at least one year and one day, or, if longer, the applicable preference period then in effect plus one day, after the payment in full of all outstanding “Obligations” (as defined in the Credit Agreement) and the termination of all “Commitments” (as defined in the Credit Agreement); provided that nothing in this Section 3.07 shall preclude, or be deemed to prevent, the Transferor (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or, if longer, the applicable preference period then in effect, in (x) any case or proceeding voluntarily filed or commenced by the Transferee or (y) any involuntary insolvency proceeding filed or commenced against the Transferee by a Person other than the Transferor, or (ii) from commencing against the Transferee or any properties of the Transferee any legal action which is not a bankruptcy, reorganization, receivership, arrangement, insolvency, moratorium or liquidation proceeding or other proceeding under federal or state bankruptcy or similar laws.

(b)          Notwithstanding any other provision of this Agreement:

(i)          The obligations of the Transferor and the Transferee under this Agreement are limited recourse obligations of the Transferor and the Transferee, respectively, payable solely from the Transferor’s or the Transferee’s assets (as applicable), and, following realization of such assets and application of the proceeds thereof, all obligations of and any claims against the Transferor or the Transferee, as applicable, hereunder or in connection herewith after such realization shall be extinguished and shall not thereafter revive.

(ii)         No recourse shall be had against any officer, director, employee, shareholder, member, authorized person or incorporator of the Transferor or the Transferee or any of their respective managers or their respective affiliates, successors or assigns for any amounts payable under this Agreement.

(iii)        The foregoing provisions of this Section 3.07(b) shall not:

(A)         prevent recourse to the other party’s assets for the sums due or to become due under any security, instrument or agreement that is part of such assets;

(B)         constitute a waiver, release or discharge of any indebtedness or obligation evidenced by this Agreement until all such assets have been realized; or

(C)         limit the right of the Transferor to name the Transferee as a party defendant in any Proceeding or in the exercise of any other remedy under this Agreement, so long as no judgment in the nature of a deficiency judgment or seeking personal liability shall be asked for or (if obtained) enforced against any Person referred to in Section 3.07(a)(ii).

(c)          This Section 3.07 shall survive the termination of this Agreement and the Financing Transaction.

SECTION 3.08         No Liability.

(a)          The Transferor makes no representation or warranty, express or implied, nor assumes any responsibility, with respect to the genuineness, authorization, execution, delivery, validity, legality, value, sufficiency, perfection, priority, enforceability or collectability of any credit documentation executed and delivered in connection with a Collateral Loan. The Transferor assumes no responsibility for (i) (except as otherwise expressly provided herein) any representation or warranty made by, or the accuracy, completeness, correctness or sufficiency of any information (or the validity, completeness or adequate disclosure of assumptions underlying any estimates, forecasts or projections contained in such information) provided directly or indirectly by, any obligor in respect of a Collateral Loan or any credit documentation thereof or by any other Person, (ii) the performance or observance by any obligor of any of the provisions of any credit documentation in respect of a Collateral Loan (whether on, before or after the Settlement Date), (iii) the filing, recording, or taking of any action with respect to any credit documentation in respect of a Collateral Loan, (iv) the financial condition of any obligor in respect of a Collateral Loan or of any other Person or (v) (except as otherwise expressly provided herein) any other matter whatsoever relating to any obligor in respect of a Collateral Loan, any other Person or the Collateral Loans.

(b)          The Transferee agrees that, until the earlier of (i) the Elevation with respect to a Participated Collateral Loan and (ii) the Transferor’s dissolution, the Transferor may, subject to Section 3.02, exercise or refrain from exercising any right, or take or refrain from taking any action, which the Transferor may be entitled to take or assert with respect to such Participated Collateral Loan and, without limiting the generality of the foregoing, the Transferor may take legal action to enforce the Transferee’s or the Transferor’s interests with respect to such Participated Collateral Loan or any other credit documentation executed and delivered in connection with such Participated Collateral Loan.

(c)          In making, handling and transferring the Sold Collateral Loans and the Participated Collateral Loans, the Transferor shall exercise the same care as it normally exercises with respect to loans or commitments.

SECTION 3.09         Conduct of Business. The Transferor represents, warrants and agrees that, from and after the date hereof, it shall not sell, assign or transfer, or grant a security interest in or lien on or otherwise pledge, mortgage, hypothecate or encumber (or permit such to occur or suffer such to exist other than pursuant to this Agreement), any part of the Sold Collateral Loans or Participated Collateral Loans.

SECTION 3.10         Parties Benefited.

(a)          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any right or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) or delegated by either party without the prior written consent of the other party, except that (i) the Transferor may make a transfer of all (but not less than all) of its rights and obligations under this Agreement pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to, another entity and (ii) the Transferee may grant a lien on all of its rights under this Agreement under and in accordance with the Credit Agreement entered into in connection with the Financing Transaction. Any purported transfer that is not in compliance with this provision will be void.

(b)          Except for the Administrative Agent and the Collateral Agent (who are express third party beneficiaries hereof), no other Person shall be a third party beneficiary of this Agreement.

SECTION 3.11         Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to the Transferor or the Transferee or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the Transferor and Transferee as to the subject matter hereof and the deletion of such portion of this Agreement will not substantially impair the respective expectations of the Transferor and Transferee or the practical realization of the benefits hereof that would otherwise be conferred upon the Transferor and the Transferee. The Transferor will each endeavor in good faith negotiations with the Transferee to replace the prohibited or unenforceable provision with a valid provision, the economic effect of which comes as close as possible to that of the prohibited or unenforceable provision.

SECTION 3.12         Costs, Expenses and Taxes.

(a)          Subject to the terms of this Agreement, each of the parties hereto agrees to pay their own costs and expenses incurred in connection with the preparation, execution, delivery, administration, amendment or modification of, or any waiver or consent issued in connection with, this Agreement and the other documents to be delivered hereunder or in connection herewith; provided that the Transferee shall pay all transfer fees payable in connection with a sale by assignment of any Sold Collateral Loan.

(b)          The Transferor shall pay on demand any and all stamp, sales, excise and other taxes and fees payable or determined to be payable to any governmental authority in connection with the execution, delivery, filing and recording of this Agreement and the other documents to be delivered hereunder.

SECTION 3.13         Documents. The Transferor shall furnish to the Transferee, the Administrative Agent, the Collateral Agent and the Collateral Manager, solely until a Participated Collateral Loan has been elevated to a Sold Collateral Loan, promptly upon the Transferor’s receipt of the same (without prejudice to Section 3.02), a copy of each amendment, consent or waiver in connection with any such documentation. The Transferee agrees that it shall maintain the confidentiality of any such documents to the extent required therein and to the same extent as if it were a party thereto and shall, upon the Transferor’s request, provide to the Transferor a confidentiality undertaking to such effect in accordance with the terms of such documentation prior to the delivery thereof.

SECTION 3.14         Termination. This Agreement shall terminate on the later to occur of the following: (i) the Transferor shall have received all distributions in respect of each Participated Collateral Loan and shall, to the extent required hereunder, have distributed the same to Transferee and (ii) all Participated Collateral Loans have been Elevated. Notwithstanding the foregoing, the termination of this Agreement shall not affect either party’s rights or obligations hereunder arising on or before the date of such termination, including, without limitation, any rights or obligations relating to a party’s breach of any of its representations, warranties, covenants or agreements hereunder.

SECTION 3.15         Counterparts. This Agreement (and each amendment, modification and waiver in respect of it) may be executed in any number of counterparts (including by facsimile transmission or other form of electronic transmission), each of which shall be an original, but all of which together shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile transmission or by electronic transmission (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

15TH STREET LOAN FUNDING LLC

By: Citibank, N.A., its sole member

By:	/s/ Victoria Chant
Name: Victoria Chant
Title: Vice President

FLATIRON FUNDING II, LLC

By:	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Authorized Signatory